News Release

Milacron Notified by NYSE of Continued Listing Standards

CINCINNATI, OHIO, September 21, 2007...Milacron Inc. (NYSE: MZ), a leading global supplier of plastics-processing technologies and industrial fluids, today announced it has been notified by the New York Stock Exchange that it is not in compliance with the NYSE’s continued listing standard relating to minimum market capitalization. This standard requires that a company whose shareholder equity is below $75 million maintain a minimum average market capitalization of $75 million for any consecutive 30-day trading period.

Under NYSE guidelines, Milacron has 18 months to return to compliance, during which time the company’s stock will continue to be listed and traded on the NYSE. Milacron has notified the NYSE that it intends to submit a plan within the required 45-day period to remedy this non-compliance.

The NYSE calculates market capitalization by multiplying the common share closing price by the total number of fully diluted shares outstanding. As of the close of the market today, Milacron’s market capitalization was approximately $78 million but its trailing 30-day average was slightly below $75 million.

Any forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company’s most recent Form 10-Q on file with the Securities and Exchange Commission.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids with major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call Milacron’s toll-free investor line: (800) 909-6452.

Contact: Al Beaupré (513) 487-5918

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